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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

GETTY REALTY CORP. MAILS PROXY MATERIALS FOR SHAREHOLDER APPROVAL TO BECOME REIT

     JERICHO, NY, July 16, 2001 --- Getty Realty Corp. (NYSE-GTY) today announced that it had begun mailing proxy materials to stockholders for a special meeting to be held on August 1, 2001 at which the Board of Directors will seek stockholder approval of a charter amendment containing ownership limitations typical for real estate investment trusts (REITs).

     As previously announced, on June 14, 2001 Getty filed a registration statement with the SEC for a public offering of $150 million of preferred and/or common stock. The registration statement was declared effective by the SEC on July 3, 2001. By the end of July 2001, Getty expects to sell approximately 7.7 million shares of its common stock in a public offering, and will use a portion of the net proceeds of the offering to pay a special one-time distribution of approximately $64.1 million to its current stockholders. Common stockholders will receive $4.15 per share and series A preferred stockholders will receive $4.20 per share if the special distribution is paid. Getty intends to declare the special distribution to holders of record immediately prior to the pricing of the offering, with payment conditioned on the closing of the offering and stockholder approval of the charter amendment.

     Assuming stockholder approval and if the special distribution is paid, Getty will elect to be taxed as a REIT under the federal income tax laws beginning with the year ending December 31, 2001. As a REIT, the Company would be required at a minimum to distribute at least 90% of its taxable income to stockholders each year. Assuming if Getty elects REIT status, it intends to pay common stock dividends of $0.4125 per quarter ($1.65 per share on an annual basis), commencing with the quarterly dividend to be declared in September 2001. Payment of dividends is subject to market conditions, Getty's financial condition, the distribution preferences of Getty's preferred stock and other factors, and therefore cannot be assured.

     Getty Realty Corp. is a real estate company specializing in service stations, convenience stores and petroleum marketing terminals. Getty owns and leases approximately 1,100 properties in the Eastern United States.

     Certain statements in this news release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. When used herein, the words "believes", "expects", "plans", "estimates" and similar expressions are intended to identify forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance and achievements of Getty to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

CONTACT: Leo Liebowitz, President and Chief Executive Officer, Getty Realty Corp., 516-338-1222.